1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000  Fax (609) 561-8225   TDD ONLY 1-800-547-9085

                                     Notice of Annual Meeting of Shareholders

                                                       April 19, 2000


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, 1 South Jersey Plaza, Folsom, New Jersey, on Wednesday, April 19, 2000, at 10:00 a.m., Eastern Time, for the following purposes:

        1. To elect three Directors in Class II (Term expiring in 2003).

        2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for the year 2000.

        3. To transact such other business that may come before the meeting

    The Board of Directors has fixed the close of business on February 28, 2000 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting.

    You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy form and promptly return it in the envelope provided, or if you prefer, you may vote by telephone or the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

                                By Order of the Board of Directors,

                                                        George L. Baulig
                                                        Secretary

Folsom, N.J. 08037
March 10, 2000

                              YOUR VOTE IS IMPORTANT
             PLEASE VOTE, DATE, AND PROMPTLY RETURN YOUR VOTE IN THE ENCLOSED ENVELOPE, OR BY TELEPHONE, OR BY THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
PROXY STATEMENT

    This statement is furnished on behalf of the Company's Board of Directors to solicit proxies for use at its Annual Meeting of Shareholders. The meeting is scheduled for Wednesday, April 19, 2000, at 10:00 a.m. at our headquarters, 1 South Jersey Plaza, Folsom, N.J. The approximate date proxy material will be sent to shareholders is March 10, 2000.

    The Company bears the cost of this solicitation, which is primarily made by mail. However, the Corporate Secretary or Company employees may solicit proxies by phone, telegram, fax, e-mail or in person. The Company may also use a proxy-soliciting firm at a cost not exceeding $7,500. The Company furnishes brokerage houses and other custodians, nominees, and fiduciaries with additional copies of its proxy material and Annual Report to Shareholders for beneficial owners of our stock.

    As of February 28, 2000, the Company had 11,278,187 shares of Common Stock outstanding. Owners of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business February 28, 2000 may vote at the meeting.

    Directors are elected by a plurality vote of all votes cast at the meeting. The approval of the Company's auditors and other matters that come before the meeting require the affirmative vote of a majority of shares present at the meeting. Abstention s and broker non-votes will be treated as present to determine a quorum but will not affect the director elections or the approval of the appointment of the independent auditors.

    Signed proxies received by the Company are voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. A shareholder who returns a proxy may revoke it at any time before it is voted.
If you sign and return your proxy but do not include how to vote, your shares will be voted "For" the election of the nominated slate of directors and "For" approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors. If you attend the meeting and wish to revoke your proxy, you must notify the meeting's secretary in writing prior to the voting of the proxy. For a quorum to be present, the holders of a majority of the shares outstanding on the record date must be present in person or by proxy.

DIRECTOR ELECTIONS

    At the Annual Meeting, three Class II directors will be elected to the Board of Directors to hold office until the 2003 annual meeting of shareholders. As designated on the proxy form, unless otherwise instructed, proxy votes will be cast for Shirli M. Billings, Ph.D., Sheila H. Coco, CFA and Clarence D. McCormick, the nominees of the Board of Directors. The Board of Directors now consists of nine members. Ms. Coco was elected a director by the Board of Directors in November 1999 and is standing for election by the Company's shareholders for the first time. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy form will vote for the election of such other person as the Board of Directors may recommend.

NOMINEES
Class II
Term Expires in 2003

Shirli M. Billings, Ph.D. has been a director since 1983. Age 59. Member of the Audit Committee, the Executive Committee and Chairman of the Nominating Committee. President, Leadership Learning Academy (1999 to date), Lakeland, FL, a human resource development center; President, Billings-Vioni Management Associates (1990 - 1999), Gahanna, OH, a human resource consulting firm; Superintendent, Oberlin City Schools (1994 to 1997), Oberlin, OH; Director and Vice President, Human Resource Development (1985-1990), Honeywell, Inc., Minneapolis, MN.; trustee of Citizens Scholarship Foundation of America, Washington, DC.

Sheila H. Coco, CFA has been a director since 1999. Age 41. Member of the Audit Committee and the Compensation/Pension Committee. Executive Vice President (1998 to date), Senior Vice President (1995 - 1998), Vice President (1993 - 1995), Chair of Global Investment Committee (1996 to date), Member of Investment Policy Committee (1995 to date) of Fiduciary Trust Company International, New York, NY; director of Fiduciary Trust Company of California, Los Angeles, CA; Member, New York Society of Security Analysts.

Clarence D. McCormick has been a director since 1979. Age 70. Member of the Executive Committee, the Nominating Committee and Chairman of the Compensation/Pension Committee. Retired Chairman and CEO (1995 to 1999), Chairman, President and CEO (1988 -1995) of The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President of Southern Jersey Bancorp of Delaware (1989 to 1999); director of such banks; director of the Cumberland Mutual Insurance Company; director of American Automobile Association of Southern New Jersey.

DIRECTORS CONTINUING IN OFFICE
Class I
Term Expires in 2002

Charles Biscieglia has been a director since 1998. Age 55. Chairman of the Executive Committee, member of the Environmental Committee and the Nominating Committee. Chairman, President and Chief Executive Officer (effective January
2000), President an d Chief Executive Officer (1998 to 1999) of the Company and South Jersey Gas Company (Gas Company). Vice President (1997-1998) of the Company and Executive Vice President and Chief Operating Officer (1991-1998) of Gas Company; director of New Jersey State Chamber of Commerce, Trenton, NJ; director New Jersey Utilities Association, Trenton, NJ; trustee Shore Memorial Hospital, Somers Point, NJ.

Richard L. Dunham, has been a director since 1984. Age 70. Member of the Environmental Committee, the Executive Committee and the Nominating Committee. Retired, formerly Chairman of the Board (1999), Chairman of the Board and Acting Chief Executive Officer (1998), of the Company; Chairman (1988 - 1995), President (1980 - 1988), of Zinder Companies, Inc., economic and regulatory consulting firms, Washington, DC; Member (1986 -1995) of Advisory Council of Gas Research Institute, Chicago, IL; Former Chairman (1975-1977) of the Federal Power Commission (now FERC), Washington, DC.

W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 - January 1993. Age 55. Member of the Environmental Committee, the Executive Committee and the Compensation/Pension Committee. Commissioner, N.J. State Commission on Investigation (1997 to date); Managing Partner, Edwards & Caldwell, Esqs. (1993 to date); Of Counsel (1993) and NJ Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey ( 1986 - 1989); Chief Legal Counsel -Governor of NJ (1982 - 1986).

DIRECTORS CONTINUING IN OFFICE
Class III
Terms Expire 2001

Thomas L. Glenn, Jr. has been a director since 1986. Age 65. Member of the Audit Committee, the Executive Committee and Chairman of the Environmental Committee. Chairman and Secretary (1984 to date) of Glenn Insurance, Inc., Absecon, NJ; trustee, of AtlantiCare Foundation, Atlantic City, NJ; trustee and Chairman, Laurelwood, a Lifecare Retirement Community, Pomona, NJ.

Herman D. James, Ph.D. has been a director since 1990. Age 56. Member of the Compensation/Pension Committee, the Nominating Committee and Chairman of the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 - 1998), Glassboro, NJ; director (1994 -
1998) American Association of State Colleges and Universities, Washington, DC; director (1992 - 1998) New Jersey State Chamber of Commerce, Trenton, NJ.

Frederick R. Raring has been a director since 1995. Age 62. Member of the Audit Committee, the Environmental Committee and the Nominating Committee. President (1990 to date) of Seashore Supply Company, Atlantic City, NJ, a major distributor of plumbing and heating supplies and materials.


SECURITY OWNERSHIP
Directors and Management


                             Number of Shares
                             of Common Stock
                             Owned Beneficially
                             as of Jan.  21, 2000 (1) (2)       Percent of Class
                             ----------------------------       ----------------
Shirli M. Billings, Ph.D.            5,641                              *
Charles Biscieglia                  19,384
Sheila H. Coco                         577
Richard L. Dunham                    7,528
W. Cary Edwards                      3,370
Thomas L. Glenn, Jr.                 7,597
Herman D. James, Ph.D.               3,520
Clarence D. McCormick                7,528
Frederick R.                        18,414

All current directors and executive
officers as a group (16 persons)   123,990(3)                         1.1%
 * Individual persons less than 1%.

Notes:
(1) Based on information furnished by the Company's directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2) Includes 274 shares awarded to each director in 1999, under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until restrictions lapse.

(3) Includes options to purchase 1,500 shares of Common Stock exercisable within 60 days of January 21, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to file reports with the Securities and Exchange Commission, within specified monthly and annual due dates, relating to their ownership of and transactions in the Company's Common Stock. Richard L. Dunham, a director of the Company, reported on Form 5 one single transaction that inadvertently was not reported earlier on Form 4.

Security Ownership of Certain Beneficial Owners

    Based upon information available to the Company as of February 4, 2000, the following person beneficially owns more than 5% of the Company's Common Stock.

Name and Address of             Shares Beneficially Owned      Percent of Class
Beneficial Owner
-------------------             -------------------------      ----------------
Dimensional Fund Advisors, Inc.          707,110                    6.34%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

THE BOARD OF DIRECTORS

Certain Transactions

    Gas Company and other SJI subsidiaries have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, NJ, and we expect to continue these relationships. During 1999, Mr. McCormick, a director of the Company, was Chairman and a director of this bank. The highest aggregate amount owed to The Farmers and Merchants National Bank by SJI and its subsidiaries was $5,000,000 in 1999. As of December 31, 1999, the amount of such indebtedness was $4, 000,000. During 1999, the Company paid $156,769 of interest with respect to this loan. Loans to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. The bank is also trustee of t he Employee Thrift Plan and the Employee Stock Ownership Plan. Gas Company also routinely does business with Seashore Supply Company, whose president is Mr. Raring, a director of the Company. In 1999, Gas Company paid $111,896 to this company for purchases of pipe and related fittings. These purchases were made through a competitive bid process.

Meetings of the Board of Directors And Its Committees

    The Board of Directors of the Company met eight times in 1999. Each director attended 75% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served. The average attendance for all Board and Committee meetings in 1999 was 97%. During 1999, each of the directors of the Company also served on the Boards of one or more of Gas Company, South Jersey Energy Company (Energy), Energy & Minerals, Inc. (EMI) or R&T Group, Inc. (R&T), the four direct subsidiaries of the Company.

    The Audit Committee of the Board of Directors, which met three times in 1999, is comprised of five nonemployee directors: Dr. Herman D. James, Chairman; Dr. Shirli M. Billings; Sheila H. Coco; Thomas L. Glenn, Jr.; and Frederick R. Raring. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company, (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

    The Compensation/Pension Committee of the Board of Directors , which met five times in 1999, is comprised of four nonemployee directors: Clarence D. McCormick, Chairman; Sheila H. Coco; W. Cary Edwards; and Dr. Herman D. James. The Compensation/Pension Committee (1) is responsible for making grants under and otherwise administering the Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plans, other employee benefit plans, and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

    The Environmental Committee of the Board of Directors, which met two times in 1999, is comprised of five directors: Thomas L. Glenn, Jr., Chairman; Charles Biscieglia; Richard L. Dunham; W. Cary Edwards; and Frederick R. Raring. The Environmental Committee (1) reviews and evaluates management activities with respect to environmental remediation of the Company's and its subsidiaries' current and former properties and (2) oversees litigation against the Companys' insurance carriers for the recover y of remediation costs.

    The Executive Committee of the Board of Directors, which did not meet in 1999, is comprised of six directors: Charles Biscieglia, Chairman; Dr. Shirli M. Billings; Richard L. Dunham; W. Cary Edwards; Thomas L. Glenn, Jr.; and Clarence
D. McCormick. The Executive Committee (1) formulates policies to be followed in planning and conducting the business and affairs of the Company; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in the management of the business and affairs of the Company.

    The Nominating Committee of the Board of Directors met three times in 1999. Members are: Dr. Shirli M. Billings, Chairman; Charles Biscieglia; Richard L. Dunham; Dr. Herman D. James; Clarence D. McCormick; and Frederick R. Raring. Among its functions, the Nominating Committee (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director; and (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders. The Nominating Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company's bylaws, in writing to the Secretary of the Company.

Compensation of Outside Directors

    Nonemployee directors receive annually, shares of restricted stock with a market value of $8,000 and $950 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $950. Nonemployee members of the Executive Committee are paid an annual retainer of $13,000 and other nonemployee Board members receive an annual retainer of $10,500. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a board member. In 1999 no payments were made under this policy. Directors who are also officers of the Company receive no separate compensation for serving on the Board. Nonemployee Board members also receive $475 for each meeting of a Committee of the Board of the Company or of a subsidiary that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.

                                      - 7 -

EXECUTIVE COMPENSATION

Summary Compensation Table

                                                        Long-Term
                              Annual Compensation       Compensation

(a)                     (b)   (c)        (e)               (f)           (i)
Name                                     Other
and                                      Annual          Restricted    All Other
Principal                                Compen-            Stock      Compen-
Position(s)             Year  Salary     sation(2)         Awards(3)   sation(4)
----------------------  ----  ---------  ---------       -----------   --------
Charles Biscieglia (1)  1999  $ 332,116  $ 9,721         $ 44,874      $ 11,016
Chairman, President &   1998    227,489      795             -           11,537
CEO; President          1997    169,500      658             -            9,534
of South Jersey
Gas Company

Edward J. Graham        1999    176,122       -            23,802         5,577
Vice President; Sr.     1998    141,265       -               -           4,799
Vice President of       1997    118,750       -               -           4,042
South Jersey Gas
Company; President
of South Jersey Energy
Company and President
of SJ EnerTrade, Inc.

David A. Kindlick       1999    171,090      193           23,120         5,577
Vice President; Sr.     1998    158,780       -               -           5,406
Vice President  of      1997    125,000       -               -           4,246
South Jersey
Gas Company

Albert V. Ruggiero      1999    176,122       -            23,802         5,687
Vice President; Sr.     1998    139,598       -               -           1,878
Vice President of       1997    121,250       -               -           4,479
South Jersey
Gas Company

George L. Baulig        1999    140,898       -            19,053         8,337
Vice President and      1998    132,520       -               -           8,827
Secretary; Sr. Vice     1997    126,250       -               -           8,535
President and Secretary
of South Jersey Gas
Company and Secretary
of other Subsidiary
Companies

Footnotes to Summary Compensation Table

(1) Charles Biscieglia was elected to the additional position of Chairman, effective January 1, 2000.

(2) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in column
(e) of the table.

(3) The aggregate number of shares of restricted stock granted to the named executives is as follows: Charles Biscieglia - 1,578; Edward J. Graham - 837; David A. Kindlick - 813; Albert V. Ruggiero - 837; and George L. Baulig - 670. These shares will vest on December 31, 2002, three years after the end of the year for which the shares were awarded. Ordinary dividends are paid on the restricted shares and will be reinvested in additional restricted shares which will vest on the same date as the original award. The value of these shares as of December 31, 1999 is included in column (f) of the table.

                                      - 8 -

(4) Column (i) includes employer contributions to the Thrift Plan, the income value of group life insurance and the increase in vested benefit level of deferred compensation contract. The 1999 values for these items are listed below:

                            Biscieglia   Graham   Kindlick   Ruggiero   Baulig
Thrift Plan                 $4,800       $5,284   $5,020     $4,409    $4,227
Group Life Insurance         3,331          486      557      1,278     1,628
Deferred Compensation        2,885           -        -         -       2,482
Total Value                $11,016       $5,770   $5,577     $5,687    $8,337



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values


(a)                    (b)        (c)              (d)               (e)
                                                                    Value
                                          Number of Securities  of Unexercised
                                         Underlying Unexercised  In-The-Money
                     Shares                    Options at          Options at
                    Acquired     Value      Fiscal Year-End      Fiscal Year-End
Name               on Exercise  Realized   (All Exercisable)   (All Exercisable
David A. Kindlick       -          -             1,000             $  3,750
Albert V. Ruggiero      -          -               500                1,875


    In 1987, the Company adopted a Stock-Based Compensation Plan (then called the stock option and stock appreciation rights plan) for its officers and other employees. The plan was amended in 1999 to include a provision for the grant of restricted stock awards to officers and other employees. Of the 306,000 shares authorized, options have been awarded for 87,750 shares, of which 83,250 have been exercised. No options were granted under the plan in 1999; however 14,606 shares of restricted stock we re awarded to officers and other employees including the named executives, in January 2000 with respect to 1999 performance.

    The Company has employment agreements with certain of its officers, including Messrs. Biscieglia, Graham, Kindlick, Ruggiero and Baulig. Each agreement is for a three-year period ending September 30, 2002, and provides for a base salary that will be reviewed periodically, but will not be less than what was being paid at the beginning of the period. If a change of control (as defined in the agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the officer's employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his average annual compensation during the preceding five calendar years.

Executive Pension Plans

    The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive retires at age 60.



                                Years of Service
Remuneration      15          20           25        30        35        40
$125,000       $43,750     $56,250      $68,750   $81,250   $81,250   $81,250
$150,000       $52,500     $67,500      $82,500   $97,500   $97,500   $97,500
$175,000       $61,250     $78,750      $96,250  $113,750  $113,750  $113,750
$200,000       $70,000     $90,000     $110,000  $130,000  $130,000  $130,000
$225,000       $78,750    $101,250     $123,750  $146,250  $146,250  $146,250
$250,000       $87,500    $112,500     $137,500  $162,500  $162,500  $162,500
$300,000       $105,000   $135,000     $165,000  $195,000  $195,000  $195,000
$400,000       $140,000   $180,000     $220,000  $260,000  $260,000  $260,000
$450,000       $157,500   $202,500     $247,500  $292,500  $292,500  $292,500
$500,000       $175,000   $225,000     $275,000  $325,000  $325,000  $325,000


    As employees, the executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is included in the cash compensation reported in column (c) of the Summary Compensation Table.
Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age
55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years salary (as defined in the plan), for each year of service, plus 5%. Assuming continued employment and retirement at age 60, Messrs. Biscieglia, Graham, Kindlick, Ruggiero and Baulig will have, respectively, 36, 36, 35, 19 and 42 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Compensation/Pension Committee Report
on Executive Compensation

    The Compensation/Pension Committee consists of four non-employee directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. Among other charges, the Committee makes recommendations to the Board about the Company's executive compensation policies, practices and objectives; administers the Company's Stock-Based Compensation Plan; and grants awards to selected key employees at its discretion in consultation with the Chairman and/or CEO.

    In 1998, the Committee reexamined its executive compensation philosophy by drawing upon the experience and knowledge of its members in consultation with an independent compensation consultant. This reexamination confirmed the mission of the Company' s compensation policies - to attract and retain qualified executive management. The Committee determined that executive compensation should be more closely aligned with the interests of the Company's shareholders. Toward this end, the Committee established an objective-based, incentive compensation structure linking compensation to the Company's financial performance goals.

    Under this compensation plan, as the Company achieves its annual and long-term performance objectives, executives are compensated at approximately the average compensation level (50th percentile) paid to comparable executives in the Company's peer group. In 1999, the Committee engaged its consultant to define the final two phases of the executive compensation program, and has determined to implement both phases in the year 2000. They are:

      a long-term incentive program which will use the Plan's equity-based instruments and total shareholder return, measured against industry peers, over thirty-six month cycles; and

      annual cash awards which are tied to earnings per share from continuing operations and individual performance objectives.

    Executive base salaries, including that of Mr. Charles Biscieglia, Chief Executive Officer, were last adjusted in October 1998 to reflect then current market levels as determined by a consultant. Executive base salaries for 1999, including Mr. Biscieglia's salary, remain unchanged from 1998 levels and are near the 50th percentile of the Company's peer group.

    In 1999, no bonuses or stock options were granted. However, annual incentive awards were granted in the form of restricted stock to executives, including Mr. Biscieglia, in January of 2000 with respect to 1999 performance. The awards' value was linked to the Company's 1999 earnings per share from continuing operations. The Committee established an at-risk threshold target and maximum incentive levels based upon 1999 performance. Awards are detailed in the Summary Compensation Table.

    The Committee continues to believe that at-risk compensation, both annual and long-term, should represent a significant portion of total executive compensation and has designed its program accordingly. The Committee also believes that using a time-restricted, stock-based incentive compensation element strongly encourages employees to conduct business in ways that promote long-term shareholder value and helps to align management's interests with those of the Company's shareholders.

Clarence D. McCormick, Chairman
Sheila H. Coco
W. Cary Edwards
Dr. Herman D. James

Stock Performance

    The graph below indexes the cumulative total return on the Company's Common Stock for the five-year period ended December 31, 1999. The graph assumes that $100 was invested on December 31, 1993 in the Company's Common Stock, the S&P 500 and the S&P Utility Index and that all dividends were reinvested.

    Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 16.32%. This compares with 28. 56% for the Standard & Poor's 500 Index and 13.81% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over 5 Years

                                     (Chart)


              1994      1995       1996        1997        1998      1999
S&P 500       100       137.59     169.18      225.63      290.11    351.16
S&P UTIL      100       142.17     146.60      182.88      209.72    190.06
SJI           100       137.06     154.07      203.81      185.28    212.93


APPOINTMENT OF AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the year 2000. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

    Deloitte & Touche LLP served as the auditors of the Company during the year 1999. During 1999, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the p reparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act . A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

ANNUAL REPORT AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by which any solicitation is made.

    Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 1999, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

Any proposal which a qualified shareholder of the Company wishes to include in the Company's proxy statement to be released to shareholders in connection with the 2001 Annual Meeting of Shareholders that is received by the Company after November 11, 2000 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company's securities for at least one yea r before the date of submission of the proposal to the Company. In compliance with the Company's bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

    The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 2000 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.


                       By Order of the Board of Directors,

                                            George L. Baulig
                                            Vice President, Corporate Secretary



March 10, 2000